                                                                       EXHIBIT L

 Letter Agreement, dated as of July 20, 2001, among Rustic Canyon Ventures, L.P.
         (f/k/a TMCT Ventures, L.P.), a Delaware limited partnership,
       Global Sports, Inc., a Delaware corporation and Michael G. Rubin.


                                 July 20, 2001

VIA TELECOPIER
--------------------------------------------------------------------------------------------------------
Rustic Canyon Ventures, LP             Global Sports, Inc                   Michael G. Rubin
(f/k/a TMCT Ventures L.P.)             1075 First Avenue                    c/o Global Sports, Inc
2425 Olympic Boulevard                 King of Prussia, PA 19406            1075 First Avenue
Suite 6050W                            Attn:  Michael G. Rubin              King of Prussia, PA 19406
Santa Monica, CA  90404
Attention: Mark S. Menell
--------------------------------------------------------------------------------------------------------


     Re:  Letter Agreement


Gentlemen:

     As you are aware, (i) Global Sports, Inc. ("Global") plans to offer, sell and issue, to Interactive Technology Holdings, LLC or certain of its affiliates (collectively, the "Investor"), 3,000,000 shares of its Common Stock at a price per share of $10.00, for an aggregate purchase price of $30,000,000 (the "Company Sale") and (ii) Michael G. Rubin ("Rubin") plans to offer and sell to the Investor, 1,000,000 shares of Global's Common Stock held by him ( the "Rubin Sale") pursuant to a Stock Purchase Agreement to be entered into among Global, Rubin and the Investor (the "2001 Stock Purchase Agreement"). To induce the parties to enter into the 2001 Stock Purchase Agreement, and in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows.

     1. Pursuant to Section 5.3 of the Stock and Warrant Purchase Agreement (the "Purchase Agreement"), dated as of April 27, 2000, by and between TMCT Ventures L.P. Rustic Canyon Ventures, LP (f/k/a TMCT Ventures L.P.) ("RCV") and Global, RCV has been granted certain preemptive rights (the "Preemptive Rights") in the event that Global intends to sell, grant or issue any of its Common Stock or Rights (as such terms are defined in the Purchase Agreement). Intending to be legally bound, RCV hereby waives its Preemptive Rights with respect to the Company Sale described above, including but not limited to, any notice requirements with respect to such Preemptive Rights. Nothing in this letter agreement shall be deemed a waiver of RCV's Preemptive Rights other than with respect to the Company

Sale described above.

     2. RCV agrees that the sale of up to 1,000,000 shares of the Company's Common Stock by Rubin to the Investor pursuant to the 2001 Stock Purchase Agreement shall not be considered to have been "Disposed" of for the purposes of the last sentence of Section 6 of the Restated Voting Agreement dated as of May 1, 2000 by and between RCV and Rubin, as amended, (as amended, the "RCV-Rubin Voting Agreement"). Except as provided in this paragraph, the RCV-Rubin Voting Agreement shall remain in full force and effect in accordance with its terms

     3. This letter agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement. This letter agreement shall be governed in all respects by Delaware law without regard to principles of conflicts of laws.

     4. The parties to the respective agreements referred to above agree to take such additional actions and execute such additional documents, including amendments or restatements of the agreements referred to above, as may be reasonably necessary or desirable in connection with the transactions contemplated hereby.

     Intending to be legally bound, the parties have executed this letter agreement as of the date set forth above.

                             [RCV signature page]


                                        RUSTIC CANYON VENTURES, LP (f/k/a TMCT
                                        VENTURES, L.P.)

                                        By:  Rustic Canyon Partners, LLC
                                             Its General Partner


                                             By:    /s/ Mark Menell
                                                  ----------------------------
                                                  Name:    Mark Menell
                                                  Title:   Member

                       [Global and Rubin signature page]


                                 GLOBAL SPORTS, INC. (as to paragraphs 1, 3 and
                                 4)

                                 By:    /s/ Michael G. Rubin
                                      ----------------------------------
                                      Name:     Michael G. Rubin
                                      Title:    President and
                                                Chief Executive Officer


                                 MICHAEL G. RUBIN ( as to paragraphs  2, 3, and
                                 4)


                                      /s/ Michael G. Rubin
                                 ---------------------------------------
                                 Michael G. Rubin